EXHIBIT 10.2

Beacon Roofing Supply, Inc.

Office of the General Counsel

A Corporation of Regional Suppliers of Quality Roofing and Building Materials

in North America

Ross D. Cooper

Executive Vice President General Counsel & Secretary

(301) 272-2123 (Direct)

(301) 272-2125 (Facsimile)

rcooper@becn.com

February 22, 2019

Paul M. Isabella

505 Huntmar Park Drive Suite 300

Herndon, VA 20170

Re:Employment and Post-Employment Exclusive Consulting Agreement

Dear Paul:

This letter when signed by you, will constitute the full agreement between you and Beacon Roofing Supply, Inc. and Beacon Sales Acquisition, Inc. (together, “the Company”) on the terms of your continued employment with, and eventual transition to an exclusive independent consultant for, the Company (the “Agreement”).

1.

Your employment with the Company will continue until a date chosen by the Company, anticipated to be approximately 60 days after the start date of your successor President & CEO (the “Separation Date”).  From the date of this Agreement through the start date of your successor, you will continue to devote your best efforts to faithfully discharge your duties to the Company as its President & CEO.  Following your successor’s start date until your Separation Date, you will remain a full-time employee but will resign from the Board of Directors, and you will take reasonable and appropriate actions to cooperatively and smoothly transition the duties of President and CEO to your successor.

(a)

Through your Separation Date, you will continue to be provided with your current base salary and you will continue to participate in the Company’s employee benefits plans in accordance with their terms.  Your FY19 cash bonus will be paid after the close of the fiscal year and the determination by the Compensation Committee of the Board of Directors of the achievement of the performance metrics in your FY19 bonus plan and payment will be prorated from the start of the fiscal year through the Separation Date.  You will not be entitled to participate in the management cash bonus plan for the fiscal year beginning October 1,

6701 Democracy Boulevard • Suite 200 • Bethesda, MD 20817 • 301-272-2123 • www.beaconroofingsupply.com

2019, and you will not be entitled to any future equity grants under the Company’s Stock Plan.

2.

Your employment with the Company will terminate on the Separation Date.  Your final paycheck will include any unpaid base salary earned through the Separation Date, any accrued but unused vacation in accordance with the Company’s paid time off policy, and expense reimbursements in accordance with Company policy.

3.

In consideration of your acceptance of this Agreement, ongoing compliance with your January 12, 2016 Restrictive Covenant Agreement at Exhibit A, and the execution and non-revocation of the Release of Claims (“Release”) at Exhibit B which will be presented to you on your Separation Date, you will be entitled to the following payments and benefits after your Separation Date:

(a)

The Company will provide you with a monthly exclusive consulting retainer of $58,000/month for 24 months (“Final Payment Date”). Beginning on the Separation Date and ending on the Final Payment Date, you will make yourself reasonably available to the Company to provide consulting advice and handle special projects (such as integration-related activities, vendor and customer relations) from time to time as needed by the Company (“Exclusive Consulting Period”).  During the Exclusive Consulting Period, you will be an independent contractor and not an employee of the Company.  During the Exclusive Consulting Period, you will not accept other employment or provide any services for remuneration to any other person or business, except that you may accept paid Board of Director positions consistent with your obligations under your Restrictive Covenant Agreement and without conflict to any duties to the Company.  The Company also will reimburse you for all reasonable and necessary expenses incurred on the Company’s behalf during the Exclusive Consulting Period, including providing you with your laptop, cell phone and related business equipment.

(b)

The Company will continue to provide group medical, dental and vision benefits to you and, if applicable, your current spouse and covered dependents, at the same cost it charges its active employees (paid by you through payroll deductions).  Assuming you continue to pay the required premiums, this continued medical, dental and vision coverage will expire on the date you become eligible for Medicare or other similar government-sponsored coverage or if earlier, the date you become eligible for coverage under another employer-provided group health plan.  The Company, in its sole discretion, may elect to purchase separate medical, dental and/or vision insurance for you and your current spouse and dependents, provided said insurance contains similar terms and conditions.  The Company reserves the right to change the benefits provided or your premium amount, consistent with changes applicable to the Company’s employees generally.  The Company will reflect the Company-paid portion of the premiums in the proper tax forms provided to you each year.

(c)

From the Separation Date through the Final Payment Date, your equity grants pursuant to the Company’s Stock Plan will continue to vest as if you remained an active employee.  Following the Final Payment Date, you will have one year to exercise any vested stock options.  All unvested equity at the Final Payment Date will be forfeited pursuant to the terms of the Stock Plan.

(d)	Except as stated above, all other benefits and compensation end on the Separation Date.
(e)	You acknowledge that no other payments are due and owing to you.
(f)

The terms of your Restrictive Covenant Agreement will apply as if you remained an active employee and voluntarily resigned on the Final Payment Date.  You acknowledge that should you fail to comply with the restrictions of the Restrictive Covenant Agreement, (i) all cash payments under this Agreement shall cease immediately and you will be obligated to remit to the Company, within 30 days of written demand, all such amounts previously paid to you; (ii) all outstanding equity awards under the Stock Plan shall immediately be forfeited and, within 30 days of written demand, you will remit to the Company either a number of shares of common stock previously received in connection with the vesting of a restricted stock or restricted stock unit award or the exercise of a stock option or a cash payment equal to the number of such shares multiplied by the closing price of the common stock on the date the award vested; and (iii) continued medical, dental and vision coverage described in Paragraph 3(b) will cease.  You also agree that the Company will be entitled, in addition to any other rights or remedies available to it, to seek injunctive relief.

(g)

In the event the enforceability of any of the covenants in this Paragraph are challenged in court, the applicable time as to such covenant shall be deemed tolled upon the filing of the lawsuit challenging such enforceability until the dispute is finally resolved and all periods of appeal have expired.

4.

In the event of your death during the term of this Agreement, (a) no further payments of salary or continued pay will be made for any pay period after the date of death; (b) all outstanding equity awards will be governed by the applicable Award Agreements; and (c) the date of your death will be a “qualifying event” for purposes of COBRA, entitling your current spouse and covered dependents to elect continued health, dental and vision coverage in accordance with the terms of the plan and COBRA.

5.	You agree to not make any disparaging or negative statements about the Company or its affiliated companies and its and their officers, directors and employees.

6.

You acknowledge and agree that this Agreement, including the Release set forth in Exhibit B, sets forth the entire understanding between the parties concerning the matters discussed herein, that no promise or inducement has been offered to you to enter into this Agreement except as expressly set forth herein, and that the provisions of this Agreement are severable such that if any part of the Agreement is found to be unenforceable, the other parts shall remain fully valid and enforceable.

7.	You agree to notify the Company within seventy-two (72) hours after accepting new paid employment or Board positions.
8.

Except to the extent preempted by federal law, this Agreement will be interpreted, enforced, and governed in accordance with the laws of the State of Delaware which are applicable to contracts made and to be performed in that state and without regard to the principles of conflict of laws.

9.

Each monthly payment described in Paragraph 3(a) will be considered a separate payment for purposes of Section 409A of the Internal Revenue Code. If at the time of your termination of employment for reasons other than death you are a “Key Employee” as determined in accordance with the procedures set forth in Treas. Reg. §1.409A-1(i), any amounts payable pursuant to this Agreement that are subject to Section 409A of the Internal Revenue Code shall not be paid or commence to be paid until six months following your termination of employment, or if earlier, the date of death.

10.

Notwithstanding any of the foregoing, in no event will any payment or benefits be provided pursuant to this Agreement if your employment is terminated by the Company prior to the Separation Date for cause (cause means, as determined by the Company in its reasonable judgment, your gross negligence or willful misconduct in the performance of your duties or your commission of any act of fraud or embezzlement against the Company or of any felony or act involving dishonesty).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 25th day of February, 2019.

BEACON ROOFING SUPPLY, INC.

By:	/s/ Ross Cooper
Its:	EVP & General Counsel

EMPLOYEE

By:	/s/ Paul M Isabella
Paul M Isabella

RESTRICTIVE COVENANT AGREEMENT TO

ACCOMPANY RESTRICTED STOCK UNIT ("RSU") AWARD

This Restrictive Covenant Agreement to Accompany Restricted Stock Award (this “Agreement”) is made as of January 12, 2016 by and between Beacon Roofing Supply, Inc. and Beacon Sales Acquisition, Inc., both Delaware corporations (collectively, "Beacon") and Paul Isabella ("Employee").

R E C I T A L S

A.Beacon has made an award of Restricted Stock Units ("RSU") to Employee pursuant to an RSU agreement executed by Employee concurrently herewith. Employee may receive substantial monetary benefits as a result of the RSU award.

B.Beacon is engaged in the business of the sale and distribution of exterior building materials including: i) residential and/or commercial roofing, including but not limited to shingles (all types including but not limited to asphalt, wood, synthetic), built-up, modified, EPDM, TPO/PVC, low slope commercial, (ii) siding, (iii) windows, (iv) skylights, (v) doors, (vi) decking and railings, (vii) waterproofing, (viii) building insulation (rigid, foam, rolled), (ix) asphalt, (x) roof coatings and adhesives specially designed for and marketed to the roofing contractor industry, (xi) metal roofing, (xii) plywood, (xiii) millwork, (xiv) synthetic stone and stucco, (xv) drywall, (xvi) lumber, and (xvii) moldings (the "Business").

C.As a senior executive employee of Beacon and a member of Beacon's Corporate Executive Council ("CEC"), Employee has knowledge of trade secrets and other non-public confidential business information regarding the entirety of the Business.

D.Beacon would not have made the RSU grant to Employee without Employee entering into this Agreement.

A G R E E M E N T S

Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Adoption of Recitals. The parties hereto adopt the foregoing Recitals and agree and affirm that construction of this Agreement shall be guided thereby.

2.	Definitions. The following terms shall have the meanings herein specified:

(a)

"Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.

(b)

"Business Associate" means any  employee, contractor, subcontractor, representative, consultant or agent of Beacon or any of their subsidiaries who has acted in such capacity at any time within the twelve (12) month period immediately preceding the date of hire, recruitment, solicitation, or retention.

(c)

"Competing Products" means any product or service, in existence or under development, which is of the same type as, which competes with, or which is intended to compete with or displace in the market, any of the products or services provided or sold (or contemplated to be provided or sold) by Beacon, including any of the following products: (i) residential and/or commercial roofing, including but not limited to shingles (all types including but not limited to asphalt, wood, synthetic), built-up, modified, EPDM, TPO/PVC, low-slope commercial, (ii) siding, (iii) windows, (iv) skylights, (v) doors, (vi) decking and railings, (vii) waterproofing, (viii) building insulation (rigid, foam, rolled), (ix) asphalt, (x) roof coatings and adhesives specially designed for and marketed to the roofing contractor industry, (xi) metal roofing, (xii) plywood, (xiii) millwork,

(xiv) synthetic stone and stucco, (xv) drywall, (xvi) lumber, and (xvii) moldings.

(d)

"Confidential Information" means information regarding the Business or Beacon Group that has not been disclosed by Beacon to the public and is not known to the general public, and which shall include, but not be limited to, the following with respect to the Business or Beacon Group: (i) information regarding operations, assets, liabilities or financial condition; (ii) information regarding bidding, quotations, price, sales, merchandising, marketing and promotions (including marketing strategies and concepts), advertising campaigns, capital expenditures, costs, joint ventures, business alliances, products, services or purchasing; (iii) information regarding the terms, conditions and employment relationship Beacon has with employees,  including, non-public information regarding their monetary compensation, benefits and employee personnel files;

(iv) information regarding the terms, conditions and relationship Beacon has with Business Associates (other than employees), including their identities, responsibilities, qualifications, benefits, compensation and files; (v) customer lists, databases and other information related to current or prospective customers, including information regarding their identities, contact persons and purchasing patterns; (vi) information regarding current or prospective vendors, suppliers, distributors or other business partners; (vii) forecasts, projections, budgets and business plans; (viii) information regarding the planned or pending acquisitions, divestitures or other business combinations; (ix) technical information, models, know-how, protocols, discoveries, techniques, processes, business methods, trade secrets and proprietary information; and (x)  contemplated website designs, website content, domain names, data bases, internet hyperlinks, internet banners and internet search engine listings. Notwithstanding the foregoing, Confidential Information shall be treated as such under this Agreement unless and until it becomes generally known to the public through no act or fault of Employee, is independently developed without reference to the Confidential Information or is disclosed by someone who is not in breach of any duty of confidentiality.

(e)

"Customer" means any Person who is a customer of the Beacon Group during the Restriction Period or has been a customer of the Beacon Group or any subsidiary or predecessor of the Beacon Group within the twelve (12) months immediately prior to the beginning of the Restriction Period.

(f)

To "engage" in a business means (i) to render services in (or with respect to) the Territory for that business, or (ii) to own, manage, operate or control (or participate in the ownership, management, operation or control of) an enterprise engaged in that business in (or with respect to) the Territory.

(g)	"Person" means any individual, trustee, firm, corporation, partnership, limited liability company, joint venture, bank, government entity, trust or other organization or entity.

(h)	"Beacon Group" means Beacon and its Affiliates.

(i)

"Restriction Period" means 12 months from Employee's last day of employment with Beacon but only if Employee's employment terminates because Employee resigned from Beacon or was terminated for "Cause." For purposes of this Agreement, "Cause" shall mean: (i) Employee's gross negligence or willful misconduct in the performance of Employee's duties, (ii) any act of fraud or embezzlement by Employee against the Beacon Group, other wrongful taking by Employee of money or other assets of the Beacon Group for Employee's personal use, self-dealing by Employee directly or indirectly involving the Beacon Group, or Employee's conviction for (or plea of nolo contendre or the like with respect to) any felony; (iii) Employee's dissemination of Confidential Information in violation of Section 5.

(j)

"Solicit" means to encourage or induce, or to take any action that is intended or calculated to encourage or induce, which has the effect of encouraging or inducing, or which is reasonably likely to result in encouragement or inducement.

(k)	"Territory" means any state in the United States of America and any province in Canada where the Beacon Group conducts business.

3.

Inducement; Additional  Consideration.  As an inducement for Beacon to make the grant of RSUs, Employee agrees to the covenants and restrictions contained herein.  Employee acknowledges and agrees that as an executive of Beacon, Employee has had contact with, and Confidential Information about customers of the Business and  Business Associates, in each case as of the date of this Agreement.

4.

Restrictive Covenants. Employee agrees that, from  and after the date hereof and continuing through the  Restriction Period, Employee shall not, and shall cause its Affiliates to not, do any one or more of the following, directly or indirectly:

(a)

engage, participate or prepare to engage or participate, anywhere in the Territory, as an employee, partner, member, shareholder, independent contractor, employee, consultant, agent, lender, lessor, advisor or (without limitation by the specific enumeration of the foregoing) otherwise in the Business;

(b)

Solicit, attempt to Solicit, or assist anyone else to Solicit, any Person who is or has been a Customer to (i) cease doing business with any member of the Beacon Group, (ii) alter or limit its business relationship with any member of the Beacon Group, or (iii) purchase, other than from a member of the Beacon Group, any Competing Products;

(c)

Solicit, attempt to Solicit, or assist anyone else to Solicit, any Person who is or has been a supplier, contractor, subcontractor, dealer, distributor, licensor, licensee, lessor or any other business relation of the Beacon Group or any subsidiary or predecessor of the Beacon Group within the twelve (12) months immediately prior to the date hereof to (i) cease doing business with any member of the Beacon Group or (ii) alter or limit its business relationship with any member of the Beacon Group;

(d)	market, promote, sell, offer to sell, or provide any Competing Products to any Customer, or prepare to or assist anyone else to do so;

(e)	Solicit, attempt to Solicit, or assist anyone else to Solicit any Business Associate to terminate, restrict or hinder his, her or its association with any member of the Beacon Group; or

(f)

recruit, interview, Solicit, hire or otherwise retain the services of any Business Associate, whether on a full-time basis, part-time basis or otherwise and whether as an employee, officer, director, independent contractor, consultant, advisor, agent or in another capacity, or assist anyone else to do so if such action would restrict, hinder or terminate such Business Associate' s activities for and on behalf of any member of the Beacon Group.

5.	Protection of Confidential Information.

(a)

Employee agrees that, during the Restriction Period: (i) Employee shall (and shall cause Employee's Affiliates to) maintain all Confidential Information in strict confidence, (ii) Employee shall not (and shall cause Employee's Affiliates not to) disclose any Confidential Information to anyone outside of the Beacon Group, and (iii) Employee shall not (and shall cause Employee's Affiliates not to) use any Confidential Information for Employee's own benefit or the benefit of any third party.

(b)

Notwithstanding the foregoing, if any given item(s) of Confidential Information would be entitled to protection against misappropriation, use, disclosure or other conduct for a period of time longer that the Restriction Period under any applicable trade secrets statute or other applicable  law, then the protections hereunder shall, as to such item(s) of Confidential Information, extend for such longer period of time pursuant to applicable law, and the foregoing provisions shall not be deemed in any way to reduce, limit or waive any such protections that may be applicable to such Confidential Information under applicable law.

(c)

Nothing in this Agreement, however, shall prohibit any Person from using or disclosing Confidential Information to the extent required by law or as reasonably required in connection with a dispute concerning the terms of this Agreement. If Employee is required by law to disclose any Confidential Information, then Employee shall (i) provide Beacon with prompt notice before such disclosure in order that Beacon may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such information and (ii) cooperate with Beacon in attempting to obtain such order or assurance. Nothing herein shall prohibit any Person from using or disclosing any Confidential Information while employed by any member of the Beacon Group (or otherwise retained to provide services for any member of the Beacon Group) in furtherance of his duties to Beacon Group.

6.

Non-Disparagement. During the Restriction Period, Employee shall not, directly or indirectly, make (or cause to be made) to any Person any disparaging, derogatory or other negative or false statement about any member of the Beacon Group (including its products, services, policies, practices, operations, employees, sales representatives, agents, officers, members, managers, partners or directors).

7.

Non-Endorsement. During the Restriction Period, without Beacon's consent or in the course of duties for Beacon, Employee shall not, directly or indirectly, make (or cause to be made) to any Person any endorsement or other commercially supportive statement about any Person engaged in whole or in part in the Business (including any such Person's products, services, equipment, suppliers, policies, practices, operations, employees, sales representatives, independent contractors, licensees, advisors, agents, officers, directors, shareholders, members, managers, partners, subsidiaries or other Affiliates), including any endorsement or statement made in support of a Competing Product.

8.

Passive Investments. Nothing contained in this Agreement shall restrict Employee from, directly or indirectly, owning, as a passive investment, two percent (2%) or less of the equity securities of any Person in competition with a member of the Beacon Group, which securities are listed on any national securities exchange or authorized for quotation on the Automated Quotations System of the National Association of Securities Dealers, Inc., as long as Employee has no other business relationship, direct or indirect, with the issuer of such securities.

9.

Scope of Covenants. Employee is entering into this Agreement in connection with the receipt of a RSU grant to which Employee is not otherwise entitled, and Employee hereby acknowledges and agrees that the foregoing covenants and the territorial, time and activity limitations set forth herein are commercially reasonable and are properly required to protect Beacon, its Affiliates and their respective businesses, and to accord them the benefit of their bargain. If any such territorial, time or activity limitation is determined to be unreasonable by a court or other tribunal, the parties agree to the modification and/or reduction of such territorial, time or activity limitations (including the imposition of such a limitation if it is missing) to such an area, period or scope of activity as said court or tribunal shall deem reasonable under the circumstances. Also, if Beacon seeks partial enforcement of Sections 4-7 as to a lesser territory, time or scope of activity, then Beacon shall be entitled to such reasonable partial enforcement. If such reduction or (if Beacon seeks partial enforcement) such partial enforcement is not possible, then the unenforceable provision or portion thereof shall be severed as provided in Section 10.

10.

Severability. Subject to Section 9, if any provision of this Agreement or portion thereof is determined by a court or other tribunal to be wholly or partially unenforceable in any jurisdiction, then (for purposes of such jurisdiction) such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect. Without limitation of the foregoing: (a) any one or more of clauses (a), (b), (c), (d), or (f) of Section 4 may be so severed from the remainder of this Agreement; (b) any one or more of Sections 4-7 may be so severed from the remainder of this Agreement; (c) the Territory shall be construed as if each state therein and each county within each such state were listed in a separate clause which may be so severed; and (d) the Restriction Period shall be construed as if each month therein were listed in a separate clause which may be so severed. In the event Employee violates any obligation contained in this Agreement, the time period provided for with respect to such obligation shall be tolled (i.e., shall not run) as to Employee for so long as he is in breach thereof.

11.

Remedies. The remedies of each party hereunder shall be cumulative and concurrent, and may be pursued singularly, successively, or together, in such party's sole discretion. Employee agrees that any violation of Sections 4-7 would cause irreparable harm to Beacon and its Affiliates. Without limitation of the generality of the foregoing, if Employee violates any provision of Sections 4-7, then Beacon shall be entitled, in addition to any other remedies that it may have, to specific, injunctive or other equitable relief (without the requirement of posting of a bond or other security) in order to enforce such provision.

12.

Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be treated as given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, or by nationally recognized private carrier shall be treated as given on the date of receipt; except that a notice delivered by facsimile shall only be effective if such notice is also given by hand or by private carrier, or deposited in the United states mail, postage prepaid, registered or certified mail, on or before two (2) business days following its delivery by facsimile. All notices shall be addressed as follows: (a) if to Employee, addressed to [           ], and (b) if to Beacon, addressed to Beacon Roofing Supply, Inc., 5244 River Road, Second Floor, Bethesda, Maryland 20816, Attention: Ross D. Cooper; or (c) to such other respective addresses or addressees as may be designated by notice given in accordance with the provisions of this Section 12.

13.

Entire Agreement. This Agreement represents the entire understanding and agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior negotiations between such parties, and cannot be amended, supplemented or changed orally but only as provided in Section 19 or by an agreement in writing signed by the party or parties against whom enforcement is sought and making specific reference to this Agreement.

14.

Waiver. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

15.

Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, will be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware without giving effect to any conflict of law provisions thereof.

16.

WAIVER  OF  JURY  TRIAL.   THE PARTIES HERETO HEREBY  IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY OR PARTIES HERETO WITH   RESPECT  TO  ANY  MATTER

ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO, THIS AGREEMENT OR ANY PORTION THEREOF, WHETHER  BASED UPON CONTRACTUAL, STATUTORY, TORTIOUS OR OTHER THEORIES OF LIABILITY. EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL REGARDING THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF ITS RIGHT TO A JURY TRIAL.

17.

Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

18.

Assignment. This Agreement may not be transferred, assigned, pledged or hypothecated by any party without the prior written consent of the other party, except that Beacon may assign all or a portion of its rights and obligations under this Agreement, to (a) one or more Affiliates, (b) any subsequent buyer of Beacon or any material portion of its assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise) and (c) any lender providing financing to Beacon or any of its Affiliates and any such lender may exercise all of the rights and remedies of Beacon hereunder; provided, however, that no such assignment shall relieve Beacon of its obligations under this Agreement.

19.	Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

20.	Section Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21.

Counterparts; Electronic Signatures. This Agreement may be executed in separate counterparts, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement. Execution and delivery of this Agreement by electronic exchange bearing the copies of a party's signature shall constitute a valid and binding execution and delivery of this Agreement by such party. Such electronic copies shall constitute enforceable original documents.

22.	Fees. In any action to enforce the terms of this Agreement or arising out of this Agreement, the prevailing party shall be entitled to recover its fees and costs, including reasonable attorney fees.

23.

Interpretation. The words "hereof," "herein" and "herewith" and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to the Sections of this Agreement unless otherwise specified. Whenever the words "include,"   "includes," "including" or similar expressions are used in this Agreement, they will be understood be followed by the words "without limitation." The words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Restrictive Covenant Agreement to Accompany Restricted Stock Award on the date first above written.

EMPLOYEE:BEACON:

/s/ Paul M Isabella                   BEACON ROOFING SUPPLY INC.

BEACON SALES ACQUISITION, INC.

By: /s/ Ross D. Cooper

Name: Ross D. Cooper

Title:	ExecutiveVice PresidentandGeneral Counsel

Exhibit B

In consideration of the payments and benefits provided to you above, to which you are not otherwise entitled and the sufficiency of which you acknowledge, you do, on behalf of yourself and your heirs, administrators, executors and assigns, hereby fully, finally and unconditionally release and forever discharge the Company and its parent, subsidiary and affiliated entities and all their former and present  officers,  directors,  shareholders, employees, trustees, fiduciaries, administrators, attorneys, consultants, agents, and other representatives, d all their respective predecessors, successors and assigns (collectively "Released Parties"), in their corporate, personal and representative capacities, from any and all obligations, claims, damages, costs, attorneys' fees, suits and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable under any local, state or federal common law, constitution, statute or ordinance, which arise from or relate to your past employment with the Company or the termination thereof, or any past actions or omissions of the Company or any of the Released Parties, including without limitation, rights and claims arising under the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, the Older Worker Benefits Protection Act, the Worker's Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, or any  other federal, state or local law or regulation. Subject to applicable law, you also warrant that you have not filed or sued and will not sue or file any actions against the Company or any of the Released  Parties with respect to claims covered by this release.

You recognize and understand that the foregoing is a general release by which you are giving up the opportunity to obtain compensation, damages, and other forms of relief for yourself. This Agreement, however, is not intended to and does not interfere with the right of any governmental agency to enforce laws or to seek relief that may benefit the general public, or your right to assist with or participate in that process. By signing this Agreement, however, you waive any right to personally recover against the Released Parties, and you give up the opportunity to obtain compensation, damages or other forms of relief for you other than that provided in this Agreement. You represent that you are not aware of any facts on which a claim under the Fair Labor Standards Act, the Attorney Fees in Wage Action Act, or under applicable state minimum wage, wage payment or leave laws, could be brought.

If you accept the terms of this Release, please date and sign below and return it to Ross Cooper. Once you execute this Release, you have seven (7) days in which to revoke in writing your acceptance by providing the same to me, and such revocation will render this Release null and void. If you do not revoke your acceptance in writing and provide it to me by midnight on the seventh day, this Release shall be effective the day after the seven-day revocation period has elapsed.

Sincerely,

BEACON ROOFING SUPPLY, INC.

By: _ Name:

Title:

By signing this letter, I represent and warrant that I have •not been the victim of age or other discrimination or wrongful treatment  in my employment and the termination thereof. I further acknowledge that the Company advised me in writing to consult with an attorney, that I had twenty-one (21) days, or until to consider this Agreement, that I received all information necessary to make an informed decision and I had the opportunity to request and receive additional information, that I understand and agree to the terms of this Agreement, that I have seven (7) days in which to revoke my acceptance of this Agreement, and that I am signing this Agreement voluntarily with full knowledge and understanding of its contents.

Dated:                                                               Signature:

      Paul M. Isabella